EXHIBIT 99.32

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP PROVIDES ANTICIPATED EARNINGS IMPACT OF NEW IT SERVICES AGREEMENT

TULSA, OKLAHOMA, August 2, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) earlier today announced the signing of a five-year, $150 million information technology (IT) services agreement with EDS. Under the agreement, EDS will provide DTG with a range of IT services including applications development and maintenance, network, workplace and storage management, back-up and recovery and mid-range hosting services. This agreement greatly expands the services EDS currently provides to DTG, which over the past nine years have primarily been centered on data center operations support.

“We are very excited about this expanded relationship,” Gary L. Paxton, President and Chief Executive Officer, said. “In addition to leveraging the expertise of EDS to enhance our IT systems and operations, this services agreement will provide significant cost reductions to DTG over its five-year term at current levels of IT development and support. One-time costs, initially estimated at $13 million, will be incurred to transition the IT function to EDS, of which $6 million to $8 million is projected to be incurred in 2006. For 2007, we expect this arrangement to be approximately cost neutral with ongoing cost savings offset by the remaining one-time transition costs. We expect ongoing cost savings to continue in 2008 and beyond. The additional one-time transition costs in 2006 are projected to reduce earnings per share by $.14 to $.19. Our guidance range for 2006 earnings per share of $2.25 to $2.55 provided with our second quarter earnings announcement did not include these one-time transition costs.”

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.